CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 21, 2015, relating to the financial statements of Hemisphere Energy Corporation, appearing in the Annual Report on Form 20-F of Hemisphere Energy Corporation filed with the Securities and Exchange Commission.

Chartered Accountants

/s/ Smythe Ratcliffe LLP

Vancouver, British Columbia
April 28, 2015